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                       [LOW, YAP & ASSOCIATES LETTERHEAD]

                                                                    EXHIBIT 5.3

OUR REF. LY-FF/tll.hd/12109-51


September 29, 1997

The Board of Directors
Flextronics International Ltd
514 Chai Chee Lane, #04-13
Bedok Industrial Estate
Singapore 469029


Dear Sirs,

You have requested our opinion regarding certain Singapore tax considerations in connection with the offering of Ordinary Shares of Flextronics International Ltd. a company incorporated under the laws of Singapore (the "Company"), pursuant to a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act)") on form S-3 (No. 333-21715) (the "Registration Statement").

We act as Singapore tax agent for the Company. In our opinion, the discussions of Singapore law in the prospectus forming part of the Registration Statement (the "Prospectus") under the headings "TAXATION - Income Taxation Under Singapore Law" and "TAXATION - Estate Taxation" fairly summarise the Singapore tax considerations that are likely to be material to a beneficial owner of the Ordinary Shares, and are incorporated and adopted herein as our opinion.

This opinion is confined to and given on the basis of the laws of Singapore, and we express no opinion in respect of those matters governed by or construed in accordance with the law of any jurisdiction other than Singapore.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein, without thereby admitting that we are "experts" under the Act or the rules and regulations of the Securities and Exchange Commission thereunder for the purposes of any part of the Registration Statement.

Yours truly,


/s/    [SIG]
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Low, Yap & Associates